UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2023

LIFEMD, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-39785	76-0238453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

236 Fifth Avenue, Suite 400
New York, NY 10001
(Address of principal executive offices, including zip code)

(866) 351-5907
(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	LFMD	The Nasdaq Capital Market
Series A Cumulative Perpetual Preferred Stock, $0.0001 per share	LFMDP	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 21, 2023, LifeMD, Inc. (the “Company”) entered into and closed on a Loan and Security Agreement (the “Loan Agreement”) with Avenue Venture Opportunities Fund II, L.P. and Avenue Venture Opportunities Fund, L.P. (together with Avenue Venture Opportunities Fund II, L.P., the “Lenders”), and a Supplement to the Loan Agreement (the “Supplement”), pursuant to which the Lenders made available to the Company a senior secured credit facility with an aggregate principal amount of up to $40 million (the “Credit Facility”), consisting of an initial advance of $15 million drawn by the Company on March 21, 2023 and an additional commitment to make loans of up to $5 million in the fourth quarter of 2023. The Lenders may make further loans to the Company of up to $20 million during the term of the Credit Facility. In connection with this Loan Agreement, the Company issued promissory notes to each of the Lenders for the initial advance (the “Promissory Notes”) and warrants to purchase $1.2 million of the Company’s common stock at the Stock Purchase Price defined therein (the “Warrants”). The Lenders may convert up to $2 million of the $15 million initial advance into shares of the Company’s common stock at any time while the loans are outstanding, at a price per share equal to 120.00% of the Stock Purchase Price as defined in the Warrants.

Loans under the Credit Facility accrue interest at a variable rate per annum equal to the greater of (i) the sum of 4.75% plus the Prime Rate (as defined in the Supplement) and (ii) 12.50%. Payments are interest only for up to 24 months and then fully amortized thereafter. On the closing date, the Company paid a commitment fee of $200,000, which is 1.00% of the $20 million commitment.

The Credit Facility matures on October 1, 2026. The Company may prepay the loans, subject to a prepayment penalty of 1.00% to 3.00% of the principal amount prepaid, depending on the timing of the prepayment.

The Company is subject to certain affirmative and negative covenants under the Credit Facility, including the requirement, beginning on the closing date, to maintain at least $5 million of unrestricted cash to be tested at the end of each month, and beginning on the period ended 9/30/23 and at the end of each quarter thereafter, a trailing six-month cash flow of at least $2 million.

The Company’s obligations under the Credit Facility may be accelerated upon the occurrence of an event of default under the Loan Agreement, which includes failure to make a payment under the Loan Agreement or the Promissory Notes, the inaccuracy of any representation or warranty, the occurrence of a Material Adverse Effect (as defined in the Loan Agreement), the Company’s default on any liability in excess of $500,000, the failure to perform or observe certain covenants, and other customary events of default.

The foregoing descriptions of the Loan Agreement, Supplement, Promissory Notes and Warrants do not purport to be complete and are qualified in their entirety by reference to the full text of these documents, which are filed as exhibits 10.1, 10.2, 10.3 and 10.4, respectively, hereto and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On March 22, 2023, the Company issued a press release announcing the Credit Facility. A copy of the press release is furnished as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description

10.1	Loan and Security Agreement among LifeMD, Inc., Avenue Venture Opportunities Fund II, L.P. and Avenue Venture Opportunities Fund, L.P., dated March 21, 2023
10.2	Supplement to Loan and Security Agreement among LifeMD, Inc., Avenue Venture Opportunities Fund II, L.P. and Avenue Venture Opportunities Fund, L.P., dated March 21, 2023
10.3	Form of Warrant
10.4	Form of Promissory Note
99.1	Press Release, dated March 22, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFEMD, INC.

Dated: March 22, 2023	By:	/s/ Eric Yecies
Eric Yecies
General Counsel and Chief Compliance Officer